MDU Resources Reports Second Quarter Earnings and Reaffirms Earnings Guidance

BISMARCK, N.D. – Aug. 3, 2009 – MDU Resources Group, Inc. (NYSE:MDU) today reported second quarter financial results, with consolidated earnings of $55.1 million, or 30 cents per common share, compared to $115.3 million, or 63 cents per common share, for the second quarter of 2008. The results reflect substantially lower natural gas and oil prices compared to the record high prices experienced mid-year 2008.

“Our diversified business strategy and aggressive cost management are helping us maintain a strong financial position, despite low energy prices and current economic conditions,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “As a result, we continue to experience strong cash flow and a healthy balance sheet.

“Considering our success through midyear, we remain optimistic about our ability to meet 2009 guidance targets, and we have reaffirmed our guidance range for the year.

“We will continue to keep a sharp focus on managing costs, which includes restricting our capital spending to a level that can be substantially funded internally with cash generated by operations,” Hildestad said. “At the same time, we will continue to look for opportunities that could provide future growth when the economy rebounds.

“Just last month, we announced that MDU Resources Group intends to participate with ITC Holdings Corp. in developing the Green Power Express project, a 3,000-mile transmission line that would transport renewable energy from wind-rich Plains states to major metropolitan markets.”

Highlights for Second Quarter 2009

•	Earnings per common share from continuing operations of 30 cents per share.
•	Strong cash flows from operations of $398 million year-to-date.
•	Solid balance sheet with equity of nearly 60% of total capital.
•
Reaffirms earnings guidance for 2009 of $1.05 to $1.30 per common share, excluding a first quarter noncash charge of $2.09 per common share. (Including the noncash charge, guidance for 2009 is a loss of $.79 to $1.04 per common share.)

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Earnings at the natural gas and oil production business were $20.8 million, reflecting oil and natural gas prices that have declined significantly from last year’s record highs. Average realized natural gas prices were 43 percent lower than during the same period in 2008, and average realized oil prices were 56 percent lower. The results also reflect a natural gas production decrease from normal declines that were anticipated given the company’s reduced drilling activity. Oil production increased from a year ago.

Earnings at the pipeline and energy services business increased to $10.9 million, compared to $6.8 million during the same period of 2008. Total throughput increased 15 percent, largely because of higher volumes of natural gas transported to storage. Expansion of the Grasslands Pipeline to its full capacity of 213,000 million cubic feet per day is projected for a September in-service date.

The construction materials and contracting business reported earnings of $16 million, a 26 percent increase over a year ago. The business continued to benefit from significant cost reductions that have been made during the past year, as well as increased sales and related product margins in its liquid asphalt oil business. In addition, the work backlog at the end of the quarter grew to approximately $707 million, compared to $634 million at the same point last year and $574 million at the end of March.

The utility business reported a loss of $1.6 million, reflecting a normal seasonal loss at Intermountain Gas Company, which was acquired in October. Also contributing to the loss was the absence of a gain of $4.4 million (after tax) on the sale of Cascade’s natural gas management service in June 2008, as well as lower natural gas sales resulting from weather in the Northwest that was 16 percent warmer than during the same period last year. The business incurred expenses related to integrating its four utilities, which are expected to produce future cost benefits.

In April, the utility business purchased a 25 megawatt ownership in the Wygen III electric generating plant that is under construction in Gillette, Wyoming. When completed in June 2010, this rate-based generation will replace a portion of the power currently purchased for the Wyoming system.

Earnings at the construction services business decreased to $6.9 million because of lower construction workloads, largely in the Southwest region. Work backlog at the end of the quarter was approximately $507 million, compared to $655 million one year ago and $557 million at the end of March.

The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 14307858.

MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: utility resources, energy and construction materials. MDU Resources includes electric and natural gas utilities, construction services, natural gas and oil production, natural gas pipelines and energy services, and construction materials and contracting. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057
Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

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Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	Earnings Second Quarter 2009 (In Millions)	Earnings Second Quarter 2008 (In Millions)
Energy
Natural gas and oil production	$20.8	$71.7
Pipeline and energy services	10.9	6.8
Construction Materials and Contracting	16.0	12.7
Utility Resources
Electric and natural gas utilities	(1.6)	8.2
Construction services	6.9	14.1
Other	2.1	1.8
Earnings on common stock	$55.1	$115.3

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Earnings per common share for 2009, diluted, are projected in the range of $1.05 to $1.30 excluding a $384.4 million, or $2.09 per common share first quarter after-tax noncash charge related to low natural gas and oil prices. (Including the first quarter noncash charge, guidance for 2009 is a loss of $.79 to $1.04 per common share.)

•	The company expects the percentage of 2009 earnings per common share by quarter, excluding the first quarter noncash charge, to be in the following approximate ranges:
o	Third quarter – 30 percent to 35 percent
o	Fourth quarter – 20 percent to 25 percent
•
While 2009 earnings per share are projected to decline compared to 2008 earnings, long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.

•
Estimated capital expenditures for 2009 are approximately $415 million. Consistent with the company’s commitment to maintaining a strong balance sheet, projected capital spending was reduced from the $602 million reported in the company’s 2008 Form 10-K primarily as a result of low natural gas and oil prices. The decrease is largely related to lower expenditures at the natural gas and oil production business and the electric and natural gas utility business. The company intends to fund substantially all of its forecasted expenditures with internally generated operating cash flows.

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Energy

Natural Gas and Oil Production
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$69.2	$140.5	$150.9	$258.0
Oil	35.6	74.6	60.0	126.7
Other	---	.1	---	.1
	104.8	215.2	210.9	384.8
Operating expenses:
Purchased natural gas sold	---	.1	---	.1
Operation and maintenance:
Lease operating costs	18.0	19.2	38.0	37.5
Gathering and transportation	6.1	6.2	12.2	11.9
Other	10.7	13.7	21.0	22.6
Depreciation, depletion and amortization	30.2	41.7	72.8	81.0
Taxes, other than income:
Production and property taxes	5.7	16.3	13.2	29.9
Other	.2	.3	.4	.5
Write-down of natural gas and oil properties	---	---	620.0	---
	70.9	97.5	777.6	183.5
Operating income (loss)	33.9	117.7	(566.7)	201.3
Earnings (loss)	$20.8	$71.7	$(352.5)	$122.3

Production:
Natural gas (MMcf)	14,297	16,531	29,698	33,092
Oil (MBbls)	771	717	1,513	1,338
Total Production (MMcfe)	18,923	20,830	38,775	41,118
Average realized prices (including hedges):
Natural gas (per Mcf)	$4.84	$8.50	$5.08	$7.80
Oil (per barrel)	$46.21	$104.19	$39.67	$94.72
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$2.40	$9.33	$3.04	$8.11
Oil (per barrel)	$47.46	$105.34	$40.30	$95.60
Average depreciation, depletion and amortization rate, per equivalent Mcf	$1.52	$1.94	$1.80	$1.91
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$.95	$.92	$.98	$.91
Gathering and transportation	.32	.30	.31	.29
Production and property taxes	.30	.78	.34	.73
	$1.57	$2.00	$1.63	$1.93

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The natural gas and oil production segment reported quarterly earnings of $20.8 million, compared to $71.7 million in 2008. The decrease reflects 43 percent lower average realized natural gas prices and 56 percent lower average realized oil prices, as well as lower combined natural gas and oil production volumes. These decreases were partially offset by lower depreciation, depletion and amortization expense and lower production taxes, as well as lower general and administrative expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
As the result of lower natural gas and oil prices, the company has reduced its 2009 capital expenditures for this segment to approximately $170 million. At this level of investment, the company expects its combined natural gas and oil production to be 7 percent to 10 percent lower than 2008 levels.

•	Earnings guidance reflects estimated natural gas prices for August through December as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$3.50 to $4.00
NYMEX	$3.75 to $4.25
CIG	$2.50 to $3.00

•	Earnings guidance reflects estimated NYMEX crude oil prices for August through December in the range of $58 to $63 per barrel.
•
For the last six months of 2009, the company has hedged approximately 45 percent to 50 percent of its estimated natural gas production and 30 percent to 35 percent of its estimated oil production. For 2010, the company has hedged approximately 20 percent to 25 percent of its estimated natural gas production and 25 percent to 30 percent of its estimated oil production. For 2011, the company has hedged less than 5 percent of its estimated natural gas production. The hedges that are in place as of July 31 are summarized in the following chart:

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Commodity	Type	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price (Per MMBtu/Bbl)
Natural Gas	Swap	HSC	7/09 - 12/09	1,251,200	$8.16
Natural Gas	Collar	Ventura	7/09 - 12/09	736,000	$7.90-$8.54
Natural Gas	Collar	Ventura	7/09 - 12/09	2,208,000	$8.25-$8.92
Natural Gas	Swap	Ventura	7/09 - 12/09	1,840,000	$9.02
Natural Gas	Collar	CIG	7/09 - 12/09	1,840,000	$6.50-$7.20
Natural Gas	Swap	CIG	7/09 - 12/09	460,000	$7.27
Natural Gas	Collar	NYMEX	7/09 - 12/09	920,000	$8.75-$10.15
Natural Gas	Swap	Ventura	7/09 - 12/09	1,840,000	$9.20
Natural Gas	Collar	NYMEX	7/09 - 12/09	1,840,000	$11.00-$12.78
Natural Gas	Swap	HSC	1/10 - 12/10	1,606,000	$8.08
Natural Gas	Swap	NYMEX	1/10 - 12/10	3,650,000	$6.18
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$6.40
Natural Gas	Collar	NYMEX	1/10 - 12/10	1,825,000	$5.63-$6.00
Natural Gas	Swap	NYMEX	1/10 - 12/10	1,825,000	$5.855
Natural Gas	Collar	NYMEX	1/10 - 3/11	2,275,000	$5.62-$6.50
Natural Gas	Swap	HSC	1/11 - 12/11	1,350,500	$8.00
Crude Oil	Swap	NYMEX	7/09 - 12/09	276,000	$57.02
Crude Oil	Collar	NYMEX	7/09 - 12/09	184,000	$54.00-$60.00
Crude Oil	Collar	NYMEX	1/10 - 12/10	365,000	$60.00-$75.00
Crude Oil	Swap	NYMEX	1/10 - 12/10	365,000	$73.20
Natural Gas	Basis	NYMEX to Ventura	7/09 - 12/09	1,840,000	$0.61
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	3,650,000	$0.25
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	912,500	$0.245
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	4,562,500	$0.25
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	1,825,000	$0.225
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	912,500	$0.23
Natural Gas	Basis	NYMEX to Ventura	1/10 - 12/10	2,737,500	$0.23
Natural Gas	Basis	NYMEX to Ventura	1/11 - 3/11	450,000	$0.135

*
Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.

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Pipeline and Energy Services
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Dollars in millions)
Operating revenues	$68.0	$155.1	$153.1	$288.9
Operating expenses:
Purchased natural gas sold	28.1	116.6	74.2	210.7
Operation and maintenance	11.1	16.7	28.8	34.3
Depreciation, depletion and amortization	6.2	5.9	12.3	11.5
Taxes, other than income	3.0	2.8	5.9	5.6
	48.4	142.0	121.2	262.1
Operating income	19.6	13.1	31.9	26.8
Earnings	$10.9	$6.8	$17.3	$14.0

Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	10.2	7.2	18.5	15.5
Other	33.6	26.8	62.4	48.2
	43.8	34.0	80.9	63.7
Gathering volumes (MMdk)	24.3	25.5	48.6	49.5
* A public utility division of the company.

The pipeline and energy services segment reported second quarter earnings of $10.9 million, compared to $6.8 million in the second quarter of 2008. A total throughput increase of 15 percent, largely higher volumes transported to storage, as well as lower operation and maintenance expense primarily related to the settlement of natural gas storage litigation, contributed to the increase in earnings. Results reflect lower operating revenues, as well as lower purchased natural gas sold related to lower natural gas prices.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
An incremental expansion to the Grasslands Pipeline of 75,000 Mcf per day is in process with a projected in-service date of September. Through additional compression, the firm capacity of the Grasslands Pipeline will reach ultimate full capacity of 213,000 Mcf per day, an increase from the current firm capacity of 138,000 Mcf per day.

•	In 2009, total gathering and transportation throughput is expected to be slightly higher than 2008 record levels.
•	The company continues to pursue expansion of facilities and services offered to customers.

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Construction Materials and Contracting

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Dollars in millions)
Operating revenues	$389.4	$427.4	$572.9	$628.7
Operating expenses:
Operation and maintenance	325.7	366.1	498.0	561.3
Depreciation, depletion and amortization	23.8	25.4	47.8	50.9
Taxes, other than income	9.8	10.4	17.3	19.5
	359.3	401.9	563.1	631.7
Operating income (loss)	30.1	25.5	9.8	(3.0)
Earnings (loss)	$16.0	$12.7	$.3	$(8.4)

Sales (000's):
Aggregates (tons)	6,486	8,719	9,671	12,960
Asphalt (tons)	1,530	1,452	1,718	1,648
Ready-mixed concrete (cubic yards)	792	1,052	1,301	1,663

The construction materials and contracting segment reported second quarter earnings of $16.0 million, compared to $12.7 million for the same period in 2008. The increase reflects lower selling, general and administrative costs, largely related to cost reduction measures, higher liquid asphalt oil and related product margins and lower depreciation, depletion and amortization expense. Partially offsetting the increases were lower aggregate and ready-mixed concrete volumes and margins.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The economic slowdown and substantially higher energy prices adversely impacted operations in 2008. Although the company predicts that this economic slowdown will continue through 2009, it is expected that earnings will be higher than 2008 primarily the result of cost reduction measures put in place during 2008 and substantially lower diesel costs expected in 2009 compared to 2008.

•
The company continues its strong emphasis on cost containment throughout the organization. In addition, the company is well positioned to take advantage of government stimulus spending on transportation infrastructure.

•
Work backlog as of June 30 was approximately $707 million, compared to $634 million at June 30, 2008 and $574 million at March 31. The backlog includes several public works projects. Although public project margins tend to be somewhat lower than private construction related work, the company anticipates significant contributions to revenue from an increase in public works volume.

•	As the country’s 8th largest aggregate producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in its markets.

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Utility Resources
Electric and Natural Gas Utilities

Electric
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Dollars in millions, where applicable)
Operating revenues	$44.5	$45.9	$95.8	$98.1
Operating expenses:
Fuel and purchased power	15.2	15.7	33.9	34.5
Operation and maintenance	15.9	16.5	31.5	31.4
Depreciation, depletion and amortization	6.0	6.1	12.2	12.1
Taxes, other than income	2.3	2.2	4.7	4.4
	39.4	40.5	82.3	82.4
Operating income	5.1	5.4	13.5	15.7
Earnings	$3.2	$2.8	$8.3	$8.3

Retail sales (million kWh)	595.3	577.7	1,320.1	1,285.5
Sales for resale (million kWh)	22.8	51.5	32.5	99.9
Average cost of fuel and purchased power per kWh	$.023	$.024	$.024	$.024

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Dollars in millions, where applicable)
Operating revenues	$164.1	$197.0	$647.3	$559.1
Operating expenses:
Purchased natural gas sold	107.5	137.4	473.5	420.0
Operation and maintenance	35.5	28.7	73.6	55.7
Depreciation, depletion and amortization	10.6	7.2	21.3	14.3
Taxes, other than income	11.3	11.0	34.2	25.6
	164.9	184.3	602.6	515.6
Operating income (loss)	(.8)	12.7	44.7	43.5
Earnings (loss)	$(4.8)	$5.4	$19.1	$21.8

Volumes (MMdk):
Sales	14.1	15.4	57.7	46.6
Transportation	23.4	18.5	57.4	45.1
Total throughput	37.5	33.9	115.1	91.7
Degree days (% of normal)*
Montana-Dakota	119%	117%	106%	104%
Cascade	100%	120%	105%	111%
Intermountain	103%	---	105%	---
*Degree days are a measure of the daily temperature-related demand for energy for heating. Note: Intermountain was acquired on October 1, 2008.
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The combined utility business reported a loss of $1.6 million in the second quarter of 2009, including a normal seasonal loss at Intermountain Gas Company, which was acquired in October 2008. Earnings for the same period in 2008 were $8.2 million. Also contributing to the decrease was the absence of a gain of $4.4 million (after tax) on the sale of Cascade’s natural gas management service in June 2008, as well as lower sales volumes, primarily weather related. This business also incurred expenses for certain non-recurring integration costs.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
In April, the company purchased a 25 MW ownership interest in the Wygen III power generation facility which is under construction near Gillette, Wyoming. This rate-based generation will replace a portion of the purchased power for the Wyoming system. The plant is expected to be online June 2010.

•
The company plans to develop additional wind generation including a 19.5 MW wind generation facility in southwest North Dakota and a 10.5 MW expansion of the Diamond Willow wind facility near Baker, Montana. Both projects are expected to be commercial third quarter 2010.

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation, which will add to base-load capacity. The company is a participant in the Big Stone II project. All major permits for this project have been obtained with the exception of the Environmental Impact Statement, which is expected to be final during the third quarter. The company anticipates owning at least 116 MW of this plant, which is projected to be completed in 2015. In the event the participants decide not to proceed with construction, the company is reviewing alternatives, including the construction of certain natural gas-fired combustion generation.

Construction Services
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In millions)
Operating revenues	$220.7	$324.7	$465.5	$632.1
Operating expenses:
Operation and maintenance	199.2	286.6	416.4	560.5
Depreciation, depletion and amortization	3.3	3.1	6.7	6.5
Taxes, other than income	6.4	10.4	16.0	22.4
	208.9	300.1	439.1	589.4
Operating income	11.8	24.6	26.4	42.7
Earnings	$6.9	$14.1	$15.6	$24.9

This segment had quarterly earnings of $6.9 million, compared to $14.1 million for the second quarter of 2008. The decrease reflects lower construction workloads, partially offset by higher margins, largely in the Southwest region.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates margins in 2009 to be comparable to 2008.
•
The company continues to focus on costs and efficiencies to enhance margins. With its highly skilled technical workforce, this group is prepared to take advantage of government stimulus spending on transmission infrastructure.

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•
Work backlog as of June 30 was approximately $507 million, compared to $655 million at June 30, 2008 and $557 million at March 31. Approximately 35 percent of the June 30, 2009 backlog is related to project work for Fontainebleau Las Vegas LLC, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

•	This business continually seeks opportunities to expand through strategic acquisitions and organic growth opportunities.

Other

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In millions)
Operating revenues	$2.7	$2.7	$5.4	$5.3
Operating expenses:
Operation and maintenance	1.9	2.8	5.2	5.5
Depreciation, depletion and amortization	.3	.3	.6	.6
Taxes, other than income	.1	.1	.1	.1
	2.3	3.2	5.9	6.2
Operating income (loss)	.4	(.5)	(.5)	(.9)
Earnings	$2.1	$1.8	$3.1	$3.3

Use of Non-GAAP Financial Measure
Where noted in the press release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect an adjustment to exclude a first quarter 2009 $384.4 million after-tax noncash charge related to a “ceiling-test” charge. The company believes that this non-GAAP financial measure is useful to investors because the item excluded is not indicative of the company’s continuing operating results. Also, the company’s management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

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Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be controlled.

•
Since June 30, spot market prices for both natural gas and oil have continued to be volatile. If lower prices continue, the company may have to record additional noncash charges relating to the ceiling test.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns and, as a result, may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.
•	The backlog at the company’s construction services and construction materials and contracting businesses is subject to delay or cancellation and may not be realized.
•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	The company’s electric generation operations could be adversely impacted by global climate change initiatives to reduce greenhouse gas emissions.
•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•
The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.

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•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

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MDU Resources Group, Inc.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In millions, except per share amounts) (Unaudited)
Operating revenues	$958.0	$1,251.8	$2,052.0	$2,373.7
Operating expenses:
Fuel and purchased power	15.2	15.7	33.9	34.5
Purchased natural gas sold	106.4	145.1	462.9	421.7
Operation and maintenance	617.1	749.3	1,110.6	1,306.5
Depreciation, depletion and amortization	80.4	89.7	173.7	176.9
Taxes, other than income	38.8	53.5	91.8	108.0
Write-down of natural gas and oil properties	---	---	620.0	---
	857.9	1,053.3	2,492.9	2,047.6
Operating income (loss)	100.1	198.5	(440.9)	326.1
Earnings from equity method investments	2.1	2.1	3.9	3.9
Other income (expense)	2.4	(.1)	4.2	1.5
Interest expense	20.8	19.2	41.8	37.9
Income (loss) before income taxes	83.8	181.3	(474.6)	293.6
Income taxes	28.5	65.8	(186.1)	107.0
Net income (loss)	55.3	115.5	(288.5)	186.6
Dividends on preferred stocks	.2	.2	.3	.4
Earnings (loss) on common stock	$55.1	$115.3	$(288.8)	$186.2
Earnings (loss) per common share – basic	$.30	$.63	$(1.57)	$1.02
Earnings (loss) per common share – diluted	$.30	$.63	$(1.57)	$1.01
Dividends per common share	$.1550	$.1450	$.3100	$.2900
Weighted average common shares outstanding – basic	184.0	183.0	183.9	182.8
Weighted average common shares outstanding – diluted	184.4	183.7	183.9	183.5

Note: Six months ended June 30, 2009 results reflect the effects of a $384.4 million after-tax, or $2.09 per common share, noncash charge relating to the write-down of natural gas and oil properties.

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	Six Months Ended June 30,
	2009	2008
	(Unaudited)

Other Financial Data
Book value per common share	$13.02	$14.06
Market price per common share	$18.97	$34.86
Dividend yield (indicated annual rate)	3.3%	1.7%
Price/earnings ratio*	N/A	13.3	x
Market value as a percent of book value	145.7%	247.9%
Return on average common equity*	(6.9)%	19.3%
Total assets**	$5.8	$6.2
Total equity**	$2.4	$2.6
Total debt **	$1.7	$1.6
Capitalization ratios:
Total equity	59%	61%
Total debt	41	39
	100%	100%

* Represents 12 months ended
** In billions
Note: The above information reflects the effects of both continued and discontinued operations.

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